Exhibit 99.1

Mesaba Aviation, Northwest Airlines Extend Early Termination Period for RJ85 Agreement

Monday, December 15, 6:00 am CT

MINNEAPOLIS & ST. PAUL, Minn.—(BUSINESS WIRE) — Dec. 15, 2003 — Mesaba Aviation, Inc., a subsidiary company of MAIR Holdings, Inc. (Nasdaq:MAIR), announced today that Northwest Airlines has agreed to extend the termination notice period under the Regional Jet Services Agreement to February 29, 2004.  The notice period had been set to expire on December 15, 2003.  Under the new amendment, if Northwest provides notice of early termination on or before February 29, 2004, the Regional Jet Services Agreement would terminate as of June 30, 2004.  The extension was mutually agreed to by the two companies in order to permit additional analysis and review of operational and economic data relating to Mesaba’s jet fleet.

“We remain very concerned about the impact of an early termination decision,” said John Spanjers, Mesaba’s president and chief operating officer. “We are continuing to participate in Northwest’s review and are also developing plans to address the potential permanent removal of the RJ85 fleet from our operations.”

Mesaba Aviation, Inc., d/b/a Mesaba Airlines, operates as a Northwest Jet Airlink and Northwest Airlink partner under service agreements with Northwest Airlines. Currently, Mesaba Aviation serves 112 cities in 30 states and Canada from Northwest’s and Mesaba Aviation’s three major hubs: Detroit, Minneapolis/St. Paul, and Memphis. Mesaba Aviation operates an advanced fleet of 100 regional jet and jet-prop aircraft, consisting of the 69 passenger Avro RJ85 and the 30-34 passenger Saab SF340.

MAIR Holdings, Inc. is traded under the symbol MAIR on the NASDAQ National Market.

More information about Mesaba Airlines is available on the Internet at: http://www.mesaba.com.

Forward-Looking Statements

This news release contains forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual developments will be those anticipated by MAIR Holdings, Inc. Actual results could differ materially from those projected as a result of a number of factors, some of which MAIR Holdings, Inc., cannot predict or control. For a discussion of some of these factors, please see the Cautionary Statements in MAIR Holdings’ Form 10-K for the year ended March 31, 2003 and Form 10-Q for the quarter ended September 30, 2003.

Contact:

MAIR Holdings investor inquiries:
Bob Weil, 612-333-0021
or
Mesaba Aviation media inquiries:
Dave Jackson, 612-713-6409